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                                                               Exhibit 11.1
                  THE HOME DEPOT, INC. AND SUBSIDIARIES

                     COMPUTATION OF BASIC AND DILUTED
                            EARNINGS PER SHARE

(In Millions, Except Per Share Data)
                              Three Months Ended     Nine Months Ended

                             Nov 1,     Nov 2,       Nov 1,     Nov 2,
BASIC                          1998       1997         1998       1997

Net Earnings Available to
  Common Shareholders        $   392    $   236      $ 1,196    $   853

Weighted Average Number
  of Common Shares
  Outstanding                  1,471      1,461        1,469      1,457
Basic Earnings Per Share     $  0.27    $  0.16      $  0.81    $  0.59


DILUTED

Net Earnings Available to
  Common Shareholders        $   392    $   236      $ 1,196    $   853

Tax-Effected Interest
  Expense Attributable to
  3.25% Convertible
  Subordinated Notes               5          6           17         18

Net Earnings Available to
  Common Shareholders
  Assuming Dilution          $   397    $   242      $ 1,213    $   871

Weighted Average Number of
  Common Shares Outstanding    1,471      1,461        1,469      1,457

Effect of Potentially
  Dilutive Securities:
  3.25% Convertible
  Subordinated Notes              48         48           48         48

Employee Stock Plans              28         20           27         16

Weighted Average Number of
  Common Shares Outstanding
  Assuming Dilution            1,547      1,529        1,544      1,521


Diluted Earnings Per Share   $  0.26    $  0.16      $  0.79    $  0.57

      (1) Employee stock plans represent shares granted under the Company's employee stock purchase plan and stock option plans, as well as shares issued for deferred compensation stock plans. For fiscal years 1998 and 1997, shares issuable upon conversion of the Company's 3.25% Notes, issued in October 1996, were included in weighted average shares assuming dilution for purposes of calculating diluted earnings per share. To calculate diluted earnings per share, net earnings are adjusted for tax-effected net interest and issue costs on the 3.25% Notes and divided by weighted average shares assuming dilution.


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